CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-MACAL MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

July 15th, 2021

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-MACAL Series (the “VV-MACAL Series”) and the creation of the VV-MACAL Interests (the “VV-MACAL Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2021 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-MACAL Series and the creation of the VV-MACAL Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-MACAL Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-MACAL Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-MACAL Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-MACAL Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-MACAL Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-MACAL Interests

AUTHORIZED SHARES:	Minimum: 1,700 / Maximum: 2,040 Interests

SERIES ASSETS:

Macallan Fine & Rare Collection Underlying Asset Table
Wine	Vintage	Quantity
Macallan Fine & Rare 29YO Cask #11354 Bottle	1976	1 Bottle
Macallan Fine & Rare 39YO Cask #13810 Bottle	1978	1 Bottle

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-MACAL to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME:	Nick King
TITLE:	Managing Member